Exhibit j(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 28 to the Registration Statement (Form N-1A, No. 333-128884) of Federated Managed Pool Series, and to the incorporation by reference of our report dated February 24, 2014, on Federated Corporate Bond Strategy Portfolio (one of the portfolios constituting Federated Managed Pool Series) included in its Annual Shareholder Report for the fiscal year ended December 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 24, 2014